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Exhibit (a)(1)(N)

[E-mail Communication to Terayon Communication Systems, Inc. Employees and Directors, dated and sent November 19, 2001]

SUBJECT: Stock Option Exchange Program Update

The website home page, the CEO Letter, the Question and Answer, the Election Form page and the Offer Document found on the website for the Stock Option Exchange Program at www.terayon.com/login.html have been updated.

Please note that the deadline for the Offer has been extended from 5:00 p.m., Pacific Standard Time, on December 5, 2001 to 9:00 p.m., Pacific Standard Time, on December 5, 2001.

Remember that to participate in the Offer, you must submit your Election Form by 9:00 p.m., Pacific Standard Time, on December 5, 2001, unless we extend that deadline.